CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	December 12, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. DECLARES SPECIAL CASH DIVIDEND

DUBUQUE, Iowa, December 12, 2012 - Heartland Financial USA, Inc. (NASDAQ: HTLF), today announced that its board of directors at its regular meeting held December 11, 2012, declared a special cash dividend of $0.10 per share on the company's common stock. The special dividend is payable on December 28, 2012, to stockholders of record at the close of business on December 24, 2012. Together with the four cash dividends paid in 2012, the special dividend brings the total dividends paid this year to $0.50 per common share.
“We are extremely pleased to reward our stockholders with this special dividend in recognition of our company's exceptional financial performance in 2012,” said Lynn B. Fuller, Heartland's chairman, president and chief executive officer. “Our successful year is the result of several factors including a solid net interest margin, excellent loan growth, strong mortgage loan originations and improved credit quality.”
Heartland has paid a dividend in every quarter since the company's inception in 1981.
At September 30, 2012, there were 16,505,241 common shares outstanding listed on the NASDAQ Market under the symbol HTLF.
About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $4.6 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 68 banking locations in 46 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota and mortgage loan production offices in California, Nevada, Wyoming, Idaho and North Dakota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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